NON-EXCLUSIVE PATENT AND TECHNOLOGY LICENSE AGREEMENT FOR PATENT AND TRADE SECRET TECHNOLOGY IN THE FIELD OF GRAPHENE OXIDE OR “BUCKY” PAPER

This agreement ("This Agreement" ) is effective December 3, 2012 by and between Cheap Tubes, Inc., a Vermont corporation having principal offices at 112 Mercury Dr., Brattleboro, VT 05301 ("Cheap Tubes" or “Licensor”), and American Graphite Technologies Inc., a Nevada public Company having principal offices at 3651 Lindell Rd., Suite D#422, Las Vegas, Nevada 89103 ("AGT" or “Licensee”).  Cheap Tubes and AGT may be collectively referred to hereinafter as "The Parties".

RECITALS

WHEREAS, Mike Foley, the principal of Cheap Tubes, has developed proprietary know-how and inventions related to manufacturing processes for graphene products, including but not limited to graphene paper, also commonly known as “Bucky Paper,” and described in one or more U.S. Patent Applications listed in the attached Schedule 1 (the "Patent Application") filed by Mike Foley and he will open a new company (“Assignee” or “NewCo”)) to which all rights and obligations of this Agreement and the patent application will be assigned within 5 days and when the Patent Application is assigned to the Assignee, the Assignee will automatically become a party to this Agreement and have all responsibilities set forth for Cheap Tubes to perform under this Agreement, and all references in this Agreement to Cheap Tubes shall be deemed to be references to the Assignee.   The Patent Application  and related Trade Secrets or know how are collectively referred to hereinafter as "The Proprietary Rights";

WHEREAS, Bucky Paper is a macroscopic thin sheet of aggregated carbon nanostructures that is one tenth the weight yet potentially 500 times stronger than steel when its sheets are stacked to form a composite;

WHEREAS Cheap Tubes and AGT desire to further develop and commercialize The Proprietary Rights in the field of Bucky Paper manufacturing, products and applications with AGT funding commercial development activities at an agreed upon payment schedule;

WHEREAS AGT is desirous of licensing The Proprietary Rights on a nonexclusive basis for marketing products and/or services through its distribution channels;

WHEREAS Cheap Tubes and AGT are desirous of fixing and defining between themselves their respective ongoing interests, rights, responsibilities, and limits in connection therewith;

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, The Parties agree to be legally bound by the following covenants and they agree and certify as follows:

COMMERCIAL DEVELOPMENT FUNDING

1.1.
AGT shall pay Cheap Tubes a minimum of $250,000 over 18 months (the “AGT Funding”) payable $10,000 upon the signing of this agreement and $40,000 per quarter on January 1, April 1, July 1 and October 1 in calendar year 2013 and on January 1 and April 1 of calendar year 2014. Cheap Tubes shall use this funding exclusively for development of The Proprietary Rights and related technology and improvements thereon. The $10,000 signing payment and any additional payments shall be held in attorney escrow until NewCo is incorporated, this agreement is assigned to NewCo, the patent is assigned to NewCo and the milestone schedule has been agreed to and signed by all parties.

1.2.
In order to continue to receive the AGT Funding, Cheap Tubes must meet the mutually agreed upon milestones set forth in Schedule 2. Each quarter, a detailed report on the use of the commercial development funds shall be provided to AGT as a pre-condition for the next installment payment of AGT Funding.

NON-EXCLUSIVE LICENSE TO MARKET AND DISTRIBUTE

2.
Cheap Tubes hereby grants to AGT a non-exclusive license to market and distribute Bucky Paper manufactured using the Proprietary Rights (the “Product”).  This license does not include the right to manufacture the Product. All sales of Bucky Paper products will be directed through Cheap Tubes or NewCo. The parties agree that Cheap Tubes or NewCo will manufacture the Bucky Paper products to be sold under this agreement and that AGT has no right to sublicense the Proprietary Rights to a third party. AGT recognizes and agrees that the license is non-exclusive, and that Cheap Tubes will be marketing the Product as well.  As consideration for the AGT Funding, Cheap Tubes agrees to pay AGT 40% of Net Cheap Tubes Sales Revenue for Bucky Paper until the amount AGT has received from such Cheap Tube Sales equals the capital investment AGT has made with the AGT Funding ($250,000 anticipated at the time of execution of this agreement).  Thereafter, and until the amount AGT has received from such Cheap Tubes Sales equals twenty percent (20%) of the capital investment AGT has made with the AGT Funding (such 20% anticipated to be $50,000 at the time of execution of this agreement) Cheap Tubes will pay to AGT 30% of the Net Cheap Tubes Sales Revenue.  From the date that this 20% payment has been met and for the next five years, the percentage paid by Cheap Tubes will be 25%, and for the next five years thereafter 20%.  At the end of the second five years, the obligation to pay AGT shall cease.  Net Cheap Tube Sales Revenue shall be gross sales price of all sales of Bucky Paper products in any form to any person or entity, whether by Cheap Tubes, NewCo, AGT or any joint efforts of any of these entities, including any royalties from any licenses or sublicenses granted by Mike Foley, Cheap Tubes or NewCo, less cost of goods, with adjustments only for the same purposes as adjustments made to Net Sales AGT Revenue (as set forth in section 5.16 below).

3.
The payments made as provided above shall be based on any and all revenues generated using The Proprietary Rights in the field of Bucky Paper on an exclusive, worldwide, basis.  The Proprietary Technology is defined to be The Proprietary Rights and all inventions, improvements, enhancements, modifications to, and embodiments of, The Proprietary Rights made, conceived or owned by Mike Foley and/or Cheap Tubes during the term of this Agreement.  All such inventions, improvements, enhancements and modifications relating to Bucky Paper shall automatically become part of The Proprietary Rights and all patent applications and patents based on or covering the same which the Cheap Tubes now owns or controls or hereafter owns or controls with respect to the technology set forth in the Patent Application, which technology can be briefly described as a method for manufacturing Bucky Paper that instead of relying on the addition of external agents, uses second nanoparticles possessing dispersant, surfactant qualities which are added to the medium containing first nanoparticles, so that the  first nanoparticles will use the second nanoparticles as dispersant or surfactant to stabilize and effectively disperse the particles in a medium.

4.
For clarification, this agreement does not give AGT any ownership interest or other interest in or to The Proprietary Rights, The Proprietary Technology, or Cheap Tubes or NewCo corporation except for the limited rights to market and distribute, and share in the revenues of Cheap Tubes granted to AGT herein. This is a limited license and does not include the rights to manufacture or import, or the right to sublicense. If any new opportunities present themselves to AGT or Mike Foley, Cheap Tubes or NewCo, the parties will negotiate and execute a separate mutually acceptable definitive agreement with respect to such opportunity. Neither party has an obligation to enter an agreement if mutually acceptable terms are not reached, but they set forth there intent herein to work toward this objective.

5.

5.1.1.
Within 30 days following the end of each calendar quarter, each party shall provide the other party with a summary sufficient to support the fees accruing during the previous quarter and in addition, Cheap Tubes shall identify in such summary the use of AGT capitalization funds by Cheap Tubes. It is understood that unless agreed to by the Parties, no part of the AGT Funding to Cheap Tubes shall be allocated to salary for Mike Foley.  It is recognized that should Mike Foley allocate a portion of the AGT Funding directly or indirectly to his salary or allocate any portion of his salary to costs that would decrease AGT’s revenue split, there would be an unacceptable inequity realized that is not contemplated by this agreement, as AGT is not actively participating in management or salary determinations of Cheap Tubes. This agreement is intended to strike a fair balance in this situation and also recognizes a separate agreement between AGT and Mike Foley for consulting services with an annual minimum of $24,000 compensation.

5.1.2.
Cheap Tubes shall give AGT prompt written notice of all material developments in the field of graphene and graphite products and manufacturing or other information concerning commercialization efforts of which Mike Foley becomes aware or of which AGT may reasonably request from time to time, provided that the parties acknowledge that if Mike Foley provides such information it shall not be deemed to mean that any developments arising from that information fall within the requirement to pay licensing fees set forth in this Agreement.

5.1.3.
All monies due shall be payable in United States funds collectable at par at the main office of each party, or as directed from time to time by such party. Moneys earned with respect to revenue arising in any country outside the United States shall be reduced by any taxes, fees or other charges imposed by the government of such country on the remittance of the licensing fee income.  The party receiving funds shall be responsible for any bank transfer charges. Amounts due under this Agreement that are not paid within ten (10) days of the due date will incur a simple interest carrying charge of 2% per month, which charge is due and payable immediately upon being incurred, and which must be paid in full in a timely manner along with any underlying amounts due to avoid breach of this Agreement.

5.1.4.
If there is an  overpayment to either party, the receiving party may credit all such overpayments, on a dollar-for-dollar basis, against all present and future obligations of the other party arising hereunder, however, at the written request of either party, any overpayments shall promptly be refunded to the overpaying party.

5.1.5.
Cheap Tubes or NewCo shall keep books and records in accordance with accounting principles that are generally accepted in the United States, accurately reflecting all transactions and other information relevant to the calculation of amounts due under this Agreement.  Such books and records shall be open to inspection and audit by representatives or agents of AGT at reasonable times upon reasonable request, and costs for inspection shall be borne byAGT, provided, however, that if any such audit shall show underpayment of amounts due hereunder by more than 10% of the total amount actually due, then the audited party shall bear the cost of such audit  and shall promptly pay all amounts determined by such audit to be due, plus interest thereon at an annual rate equal to 5% above the prime rate as stated in The Wall Street Journal, eastern U.S. edition, as of the date such amount becomes (or is determined to be) overdue. Notwithstanding anything herein to the contrary, the calculation and payment of amounts due for each calendar quarter shall be deemed final and shall not be subject to further review 24 months after the date of remittance.

5.1.6.
“Net Sales Revenues” shall mean revenue actually received by Cheap Tubes from sales and licenses of the Product, less “Allowable Deductions,” defined as (i) refunds, credits, and chargebacks on account of return or rejection of goods or otherwise legitimately incurred and (ii) other reasonable and customary allowances and markdowns granted by Cheap Tubes or taken by third-party wholesalers and retailers in the ordinary course of business (such as, by way of example and not limitation, promotional and advertising allowances and markdowns in lieu of returns). Net Sales Revenues shall not include shipping and handling charges and sales, use, VAT and other applicable taxes.

6.	If one of the parties learns of material developments in the Patent Applications, they promise to update the other. If one needs copies of papers from the other, it promises to send it to them.

TERM

7.	This Agreement shall be in effect until 10 years after the date that AGT has received its capital investment back plus 20% ROI as previously set forth, unless terminated earlier as set forth below.

8.
Cheap Tubes shall be in breach of this Agreement, in whole or in part, if there is any material breach by Cheap Tubes of any of its representations, warranties, covenants or undertakings under this Agreement. At any point during which Cheap Tubes is in default of this Agreement and its obligations AGT shall provide Cheap Tubes with written NOTICE mailed to Cheap Tube’s principal place of business, that AGT intends to terminate this Agreement, and if Cheap Tubes fails to remedy the breach within the thirty day period following receipt of such NOTICE (and any extension thereof to which the parties may mutually agree), upon termination of this Agreement by such notice, no further amounts are due and payable once AGT has received its capital investment back plus 20% ROI and this Agreement shall terminate without the need for further action by either party; provided, however, that if the breach upon which such notice of termination is based shall have been fully cured to the reasonable satisfaction of the nonbreaching party within such 30-day period, then such notice of termination shall be deemed rescinded, and this Agreement shall remain in full force and effect. Such right of termination shall be in addition to such other rights and remedies as the terminating party may have under applicable law.

9.
At any point during which AGT is in default of this Agreement and its obligation to pay the capital investment according to the agreed upon schedule, Cheap Tubes shall provide AGT with written NOTICE mailed to AGT’s principal place of business, that Cheap Tubes intends to terminate this Agreement, and if AGT fails to remedy the breach within the thirty day period following receipt of such NOTICE, this Agreement will terminate, and no further payments are due and payable and all rights granted to AGT will automatically revert back to Cheap Tubes. Upon the expiration of such notice period (and any extension thereof to which the parties may mutually agree), this Agreement shall terminate without the need for further action by either party; provided, however, that if the breach upon which such notice of termination is based shall have been fully cured to the reasonable satisfaction of the nonbreaching party within such 30-day period, then such notice of termination shall be deemed rescinded, and this Agreement shall remain in full force and effect. Such right of termination shall be in addition to such other rights and remedies as the terminating party may have under applicable law.

10.
AGT shall have the right to terminate this Agreement without cause upon giving Cheap Tubes ninety (90) days prior written notice to that effect.  Upon termination of this Agreement by such notice, no further fees are due and payable, and any rights of AGT will automatically revert back to Cheap Tubes. Upon the expiration of such notice period (and any extension thereof to which the parties may mutually agree), this Agreement shall terminate without the need for further action by either party.

11.
In the event that AGT (a) shall become "Insolvent" (as such term is defined in the Bankruptcy Code of the United States of America, as amended from time-to-time, (b) shall fail to pay its debts generally as they become due, (c) shall voluntarily seek, consent, or acquiesce in the benefits of any bankruptcy or similar debtor-relief laws, or (d) shall become a party to or is made the subject of any proceeding provided for by any debtor-relief law that could suspend or otherwise affect AGT's rights under this Agreement, AGT shall be considered to be in default of this Agreement and in such case, no further fees are due and payable and any rights of AGT will automatically revert back to Cheap Tubes.

12.	Neither Party shall be in breach in the event that the cause of the alleged breach is a Force Majeure Event or any suspension of sales resulting from a recall of the Product.

MAINTENANCE OF RIGHTS

13.
To the best of his knowledge, Licensor believes that it has a defensible patent to the Product. Mike Foley and Cheap Tubes  assume all obligation and responsibility to prosecute and maintain, at its own expense, patent applications relating to The Proprietary Rights and any related future inventions, but The Parties acknowledge and agree that Cheap Tubes may use AGT Funding for such purposes  Licensor shall have the obligation to pursue, obtain, and maintain U.S. patents on The Proprietary Rights.  Licensor shall pay to the U.S. Patent and Trademark Office any and all maintenance fees as due. Licensee will not, directly or indirectly, contest Licensor’s or Inventors’ inventorship or rights in the technology or assist directly or indirectly a third party in doing so.

14.
The Proprietary Technology, The Proprietary Rights,  and any and all modifications to The Proprietary Rights by Mike Foley or any Cheap Tubes’ employee or consultant (or contractor) or its representatives shall be the property of Cheap Tubes.  Mike Foley shall promptly notify Cheap Tubes and AGT of any such modification and agrees to assign all of its right, title and interest in such modification to Cheap Tubes or New Co as applicable.

INFRINGEMENT

15.
Each of Cheap Tubes and AGT shall promptly inform each other in writing of any alleged infringement of any intellectual property rights which it shall have notice committed by a Third Party regarding any patents within The Proprietary Rights, and each shall provide the other with any available evidence of such infringement.  Within thirty (30) days after receipt of the notice of alleged infringement, Cheap Tubes and AGT shall meet and mutually agree on a procedure for resolving the alleged infringement. If within six (6) months after the notice of alleged infringement, Cheap Tubes shall have been unsuccessful in resolving the alleged infringement in a manner mutually acceptable to Cheap Tubes and AGT, then Cheap Tubes shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of The Proprietary Patent Rights, and Cheap Tubes may, for such purposes, use AGT Funding.

REPRESENTATIONS AND WARRANTIES

16.	Cheap Tubes hereby represents to AGT as follows:

16.1.	Cheap Tubes holds good and marketable title to The Proprietary Rights granted to AGT;

16.2.	Cheap Tubes has the full right, power, and authority to grant the licensing fee agreement set forth herein;

16.3.
There are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of this Agreement which, in any manner prohibit the transactions contemplated by this Agreement or impair the ability of Cheap Tubes to perform its obligations hereunder;

16.4.	Cheap Tubes has no knowledge of any infringement or of any pending or threatened claim relating in any manner to The Proprietary Rights;

16.5.	Cheap Tubes has no knowledge of or reason to believe that any of The Proprietary Rights are invalid or unenforceable or that their exercise would infringe the patent rights of any third party; and

16.6.
Cheap Tubes, or Mike Foley, has not previously been and is not, as of the Effective Date, a party to any litigation enforcing or defending its rights in, to or with respect to The Proprietary Rights and is not aware of any actions, proceedings or investigations, whether pending or threatened, that conflict with or question any of the transactions contemplated by, or the validity of, this Agreement or which, if adversely determined, could reasonably be expected to have an adverse effect upon the transactions contemplated by this Agreement. Moreover, to the best of Cheap Tube’s knowledge, neither the granting nor the exercise of the rights as contemplated hereby will give rise to any claim of any type by or on behalf of any other person or entity.

16.7.
Cheap Tubes has not previously been and is not, as of the Effective Date, a party to any litigation involving claims of injury to person or damage to property arising from the use of The Proprietary Rights, and is not aware of any such litigation or any other actions, proceedings, claims or investigations, whether past, pending or threatened, involving injury to person or damage to property arising from the use of The Proprietary Rights.

16.8.	All claims concerning The Proprietary Rights provided by Cheap Tubes and Mike Foley to AGT are true and correct and fully substantiated to the extent required by applicable law.

16.9.
All documents and other papers delivered by or on behalf of Cheap Tubes in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects and are authentic, and no representation or warranty of Cheap Tubes contained in this Agreement contains any untrue statement or omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

17.	AGT hereby represents to Cheap Tubes as follows:

17.1.	AGT has the full right, power, and authority to enter into the licensing fee agreement set forth herein;

17.2.
There are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of this Agreement which, in any manner prohibit the transactions contemplated by this Agreement or impair the ability of AGT to perform its obligations hereunder;

17.3.	AGT shall not attempt to reverse engineer or otherwise copy or imitate the products arising from The Proprietary Technology for any application;

17.4.	AGT has no knowledge of or reason to believe that any of The Proprietary Rights are invalid or unenforceable or that their exercise would infringe the patent rights of any third party; and

17.5.	AGT has reserved sufficient funds to make all payments anticipated and required by this agreement.

17.6.
All documents and other papers delivered by or on behalf of AGT in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects and are authentic, and no representation or warranty of AGT contained in this Agreement contains any untrue statement or omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

MISCELLANEOUS PROVISIONS

18.
Licensor agrees that it will cooperate with reasonable marketing assistance requests and will not be entitled to additional compensation for such promotional work. Licensee shall pay all actual expenses for such requested assistance.

19.
The Parties hereto shall hold the confidential information and trade secrets of the other Party in confidence, and shall not use such confidential information or trade secrets for any reason without the express written consent of the other party.   Each party shall reproduce its own trade secrets only to the extent necessary or desirable for the exercise of its rights hereunder or for further research and development related to the trade secrets and shall restrict disclosure of such trade secrets to those individuals who have a reasonable need to know, provided, however, that confidentiality obligations hereunder shall not apply to any trade secrets which (a) have been or become published or otherwise known to the public or in the industry through no breach of this Agreement on the part of a party, (b) are independently developed by the party’s employees or consultants without the use of or reference to any trade secrets provided by the other, or (c) are required to be disclosed pursuant to a valid and proper requirement of a governmental agency or court of competent jurisdiction. Provided, however, no publication or disclosure shall limit the fact that AGT has agreed not to reverse engineer or otherwise duplicate or develop technology for manufacturing Bucky Paper that instead of relying on the addition of external agents, uses second nanoparticles possessing dispersant, surfactant qualities which are added to the medium containing first nanoparticles, so that the  first nanoparticles will use the second nanoparticles as dispersant or surfactant to stabilize and effectively disperse the particles in a medium. The Parties acknowledge that AGT is a public company in the graphene and graphite industry and will be free to explore other opportunities, applications and technologies as long as there is no misappropriation of the Proprietary Technology in doing so. The Parties shall use reasonable efforts to provide each other with prompt written notice of any requirement of a governmental agency or court to disclose such trade secrets after receipt of written notice thereof and shall use reasonable efforts to assist the other party in preventing such disclosure or limiting the disclosure, if prevention is not possible. The Parties acknowledge that AGT is a public company and has reporting obligations that will not be deemed a violation of any confidentiality provisions.

20.
Transferability. This Agreement and the rights and privileges hereof are assignable, licensable or otherwise transferable by either party to an affiliate or successor in interest with the written consent and approval of the other party (which shall not be unreasonably withheld), subject to the requirement that all the terms and conditions of this Agreement shall be binding upon the respective successors and assigns of The Parties hereto and shall inure to the benefit of and be enforceable by The Parties hereto and their respective successors and assigns.

21.
The duties and obligations of the Parties relating to confidentiality under this Licensing fee Agreement, and all provisions relating to the enforcement of such duties and obligations shall survive and remain in full force and effect notwithstanding any termination or expiration of the this Agreement.

22.
All notices required hereunder shall be given in writing and shall be personally delivered or sent by Fed Ex or an equivalent express carrier where proof of delivery is available, addressed to The Parties at their addresses listed below, or at such other addresses as the respective parties may designate from time to time to the other by written notice.  Notice is reputably presumed to have been received five days after the mailing date.

23.	This Agreement shall be governed by, construed, interpreted and enforced under and according to the laws of the State of New York.

24.
The parties expressly agree to the jurisdiction of the state and federal Courts of the State of New York, for the resolution of any dispute concerning the enforcement, breach, interpretation or validity of This Agreement.

25.
In the event any part or parts of This Agreement are found to be invalid, illegal, or unenforceable in any respect, the remaining provisions shall nevertheless be binding with the same effect as if the invalid, illegal, or unenforceable part or parts were originally deleted.

26.	This Agreement shall be binding upon and inure to the benefit of The Parties to This Agreement and their respective successors, sublicensees, assignees and agents.

27.
Each of The Parties hereto shall indemnify and hold the other party, its directors, officers, members, employees, successors, sublicensees, assignees and agents harmless from and against any and all claims arising from acts and omissions of the party, its directors, officers, members, employees, successors, sublicensees, assignees and agents.

28.	In the event that any legal proceedings arise as a result of This Agreement, the prevailing party is entitled to receive attorney fees.

29.	Time is of the essence in This Agreement.

30.	Failure to Enforce. Failure of any Party herein to enforce any of the terms of This Agreement shall not constitute waiver to enforce that term in the future.

31.
Each Party herein agrees to perform all acts and execute and deliver all documents as may be necessary or appropriate to carry out the intent and purposes of This Agreement.  The Parties agree that each party may not  have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

32.
This Agreement embodies the entire understanding of The Parties as to the matters set forth hear in and supersedes and replaces any and all pre-existing agreements or understandings between AGT and Cheap Tubes (other than any existing confidentiality or non-disclosure agreements and the compensation agreement referred to herein). No amendment or modification of this Agreement shall be valid or binding upon AGT or Cheap Tubes unless made in writing and signed on behalf of each of The Parties by their respective duly authorized representative.

33.	No party hereto nor any attorney for any party shall be deemed the drafter of this Agreement for the purpose of interpreting or construing any of the provisions hereof.

34.
Each of The Parties hereto acknowledges that it has had the opportunity to be represented by independent legal counsel of its own choice throughout all of the negotiations that preceded the execution of This Agreement and that each has executed This Agreement with the consent and on the advice of any such independent legal counsel; and further acknowledges that it and any such counsel have had an adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with any of the subjects of This Agreement prior to the execution hereof.

35.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

So agreed and executed this 3rd day of December, 2012.

/s/ Rick Walchuk
Rick Walchuk
American Graphite Tecnologies Inc.

/s/Mike Foley
Mike Foley
Cheap Tubes Inc.

Schedule 1

Buckypaper is a generic term used by industry to define a film deposited, cast, coated, vacuum filtered, frit compressed or otherwise formed on a functional or nonfunctional substrate containing carbon nanostructures typically at a loading of 1 to 10 percent by weight/percent of solids. The nanostructures are dispersed in an organic or inorganic solvent system suitable for the deposition of the nanostructures in a film form. This agreement is specifically restricted to a continuous film deposited on a substrate only, which can then be removed from said substrate leaving a free standing, paper like material at least 50 microns thick, typically 100-150 microns thick and comprised of carbon nanostructures which has desirable mechanical, electrical & thermally conductive properties as described in Mike Foley's patent application 12/932,221 “Utilizing Nanoscale Materials as dispersants, surfactants, or stabilizing molecules, methods of making the same and the products produced therefrom” filed 02/18/2011 and provisionally filed 02/17/2010 only as it specifically applies to the field of buckypaper, cited in example 6 only. Buckypaper is also described in Mike Foley's provisional patent application 61/666,513 “A Novel surfactant free hybrid buckypaper with high conductivity” filed 07/19/2012. For the avoidance of doubt, any and all other product development, patent applications, trade secrets, processes, and know how of Mike Foley's proprietary nanoparticle dispersion technology as described in application 12/932,221 including but not limited to examples
1-5 as described in said patent application, or any and all other technologies that he is currently developing or develops in the future are beyond the scope of this agreement.

For the avoidance of doubt, any other formulations (whether similar or not), coatings, inks, composite materials, electrodes whether transparent or not), products or manufacturing methods and processes containing carbon nanostructures in any form or contained within an organic or inorganic solution that is deposited, printed or coated by gravure, ink jet, screen printing, slot die, meyer rod, or any other printing, casting, coating, or deposition method to create films, inks, devices, with or without patterns, whether single or multi layer, forms, or shapes which are cast or molded and created in any form other than a continuous film for the purpose of creating a free standing unsupported paper like free standing membrane are not part of this agreement.

Schedule 2

To be determined and mutually agreed upon by parties in December 2012. AGT will defer to Mike Foley's R&D plan/timeline.